Exhibit 99.1

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

FOR

BOTETOURT BANKSHARES, INC. COMMON STOCK

ENROLLMENT FORM

Please Print Name(s)

Street or PO Box Address

City State Zip

•	Dividend Reinvestment Election

You may choose to reinvest all or a portion of the dividends paid on Botetourt Bankshares, Inc. common stock registered in your name and held for you under the Botetourt Bankshares, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). If you do not indicate a choice, you will automatically be enrolled in the Full Dividend Reinvestment election.

Please mark opposite one choice and provide the requested information:

☐	Full Dividend Reinvestment. I wish to reinvest all of my dividends in additional shares of Botetourt Bankshares, Inc.. (You will not receive a dividend check.)

☐	Partial Dividend Reinvestment. Please invest % (10% minimum is required) of my cash dividends in the Dividend Reinvestment and Stock Purchase Plan. I understand that I will receive a check for the remaining cash dividends paid on shares held by me.

•	Automatic Quarterly Purchases

You may authorize automatic quarterly purchases from your personal bank account with an affiliate of Botetourt Bankshares, Inc.. Registrar & Transfer Company will automatically debit your bank account on the 1st day of February, May, August, and November (or the first business day thereafter) and invest these deductions in Botetourt Bankshares, Inc. common stock. To initiate these deductions, please complete this form and include a voided check on the Botetourt affiliate bank account you wish to be debited. Please return this enrollment form to Registrar and Transfer Company, Attn: Stock Purchase/DRIP Dept., P.O. Box 664, 10 Commerce Drive, Cranford, NJ 07016.

Amount to be deducted:

    (must be at least $25 and a minimum of 10% reinvestment of your dividends, but not more than $10,000 per quarter)

Account to be debited:

            (At Bank of Botetourt)

•	Optional Quarterly Purchases

You may also make optional purchases (subject to the minimum and maximum investment amounts indicated above) by sending a personal check drawn on a U.S. bank (in U.S. dollars) payable to Registrar & Transfer Company and addressed as set forth above. Purchases will be made on or about the 18th day of February, May, August, and November (or the first business day thereafter).

All parties named in the account registration form must sign this enrollment form.

Signature	Date	Additional Signature (if necessary)	Date